THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, WHICH OPINION SHALL BE REASONABLY ACCEPTABLE TO THE ISSUER.

B6 SIGMA, INC.
12% CONVERTIBLE NOTE

$100,000                                                                             Santa Fe, New Mexico
Dated as of:  March __, 2010

In consideration of the receipt of $100,000, the undersigned, B6 Sigma, Inc., a Delaware corporation (“Issuer”), hereby promises to pay to ________________ (“Purchaser”), on June 15, 2015 (the “Maturity Date”), the principal amount of ONE HUNDRED THOUSAND ($100,000) Dollars, unless this Note is earlier converted into Conversion Shares (as defined in Section 3.1 below) in accordance with Section 1.2 and Section 3, and interest shall accrue hereon from the date hereof and be payable as provided herein, unless earlier converted in accordance with Section 3 hereof.

This Note is unsecured and is subject to conversion into shares of common stock in the Issuer’s March 2010 Private Offering (The “Private Offering”) on or before the closing of the Reorganization (as such term is defined in the Issuer’s March 2010 Private Offering Memorandum [the “Memorandum”]) as set forth in Section 3 hereof.  This Note, and all representations, warranties, covenants and agreements contained in herein, shall be binding upon Issuer and its successors and assigns.

1.           Terms of the Note.

1.1           Interest; Interest Rate; Payment.

(a)           This Note shall bear interest at the rate of twelve (12%) percent (the “Interest Rate”) per annum based on a 360-day year.  Interest shall be payable monthly in arrears on the 15th day of each month commencing April 15, 2010 (each, an “Interest Payment Date”).

(b)           All monetary payments to be made by Issuer hereunder shall be made in lawful money of the United States by check or wire transfer of immediately available funds.

1.2           Payment Rights Upon Merger, Consolidation, Etc.  If, at any time, prior to the Maturity Date, Issuer proposes to consolidate with, or merge into, another corporation or entity, or to effect any sale or conveyance to another corporation or other entity of all or substantially all of the assets of Issuer, or effect any other corporate reorganization, in which the stockholders of Issuer immediately prior to such consolidation, merger, reorganization or sale would own capital stock of the entity surviving such merger, consolidation, reorganization or sale representing less than fifty (50%) percent of the combined voting power of the outstanding securities of such successor or combined entity immediately after such consolidation, merger, reorganization or sale (a “Liquidation Event”), then Issuer shall provide Purchaser with at least ten (10) days’ prior written notice of any such proposed action, and Purchaser will, at its option, have the right to demand conversion or immediate payment of all amounts due and owing under this Note.  Purchaser will give Issuer written notice of such demand within five (5) days after receiving notice of the Liquidation Event.  All amounts (including all accrued and unpaid interest) due and owing under this Note shall be paid by Issuer to Purchaser within five (5) days from the date of such written notice by Purchaser via wire transfer(s) of immediately available funds, in accordance with written instructions provided to Issuer by Purchaser.

1.3           Other Assurances.  Issuer shall not, by amendment of its Articles of Incorporation or By-laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Issuer, but shall at all times in good faith assist in the carrying out of all the provisions of this Note and in taking of all such actions as may be necessary or appropriate in order to protect the rights of Purchaser herein against impairment.

2.           Events of Default.  If any of the following events (each, a “Default Event”) shall occur and be continuing:

(i)           Issuer shall fail to pay any amount payable under this Note, including but limited to installments of interest and/or principal, within three (3) business days after such payment becomes due (at the Maturity Date, an Interest Payment Date or other date) in accordance with the terms hereof;

(ii)          Issuer shall fail to pay when due (following the expiration of applicable notice and cure periods), whether upon acceleration, prepayment obligation or otherwise, any indebtedness for money due, individually or in the aggregate, involving an amount in excess of $50,000;

(iii)         Issuer shall default, in any material respect, in the observance or performance of any agreement contained in this Note or any other agreement or instrument contemplated by this Note, and such default shall continue unremedied for a period of fifteen (15) days after written notice to Issuer of such default; or

(iv)         Issuer shall commence any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment or a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Issuer shall make a general assignment for the benefit of its creditors; then all amounts owing under this Note shall immediately become due and payable.  Except as expressly provided above in this Section 2, presentation, demand, protest and all other notices of any kind are hereby expressly waived by Issuer.

3.            Conversion.

3.1           Optional Conversion.  The Purchaser shall be entitled, at its option, to convert all or any part of the principal amount, plus accrued but unpaid interest, of the Note into shares (the “Conversion Shares”) of the Issuer’s common stock, $0.001 par value per share (the “Common Stock”), at $20.00 per share (the “Conversion Price”).  No fractional Conversion Shares shall be issued upon conversion.  In lieu of any fractional securities underlying the Notes to which Purchaser would otherwise be entitled, Issuer shall, at its option, (i) pay cash in an amount equal to such fraction multiplied by the Conversion Price or (ii) round up as nearly as practicable to the nearest whole number the number of Conversion Shares to be issued.  To convert this Note, the Purchaser hereof shall deliver written notice thereof, substantially in the form of Exhibit A to this Note, with appropriate insertions (the “Conversion Notice”), to the Issuer at its address as set forth herein.  The date upon which the conversion shall be effective (the “Conversion Date”) shall be deemed to be the date set forth in the Conversion Notice.  Any conversion of any portion of the Note to Conversion Shares shall be deemed to be a pre-payment of principal, without any penalty, and shall be credited against any future payments of principal in the order that such payments become due and payable.

3.2           Reservation of Common Stock.  The Issuer shall reserve and keep available in the Private Offering, such number of shares of Common Stock as is equal to the sum of the number of shares of Common Stock into which the Note is convertible based upon the Conversion Price. The Issuer shall deliver a copy of the Memorandum to the Purchaser prior to the Conversion Date and the Purchaser shall, on Conversion, be subject to the terms and conditions set forth in the Memorandum and shall be required to execute a subscription agreement subscribing for Conversion Shares in the Private Offering.

4.  Miscellaneous.

4.1           Interest Rate.  Any interest payable hereunder that is in excess of the maximum interest rate permitted under applicable law shall be reduced to the maximum interest rate permitted under such applicable law.

4.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand or by facsimile transmission, when telexed, or upon receipt when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Issuer:

B6 Sigma, Inc.
41B Bisbee Court, Unit 4B
Santa Fe, New Mexico

Attention: Richard Mah

with a copy (which shall not constitute notice) to:

Meister Seelig & Fein, LLP
140 East 45th Street
New York, New York 10017
Attention: Mitchell Lampert, Esq.
Facsimile: (646) 539-3675

If to Purchaser at its address as furnished in the Subscription Agreement.

4.3           Entire Agreement; Exercise of Rights. (a) This Note embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof.  No amendment of any provision of this Note shall be effective unless it is in writing and signed by each of the parties; and no waiver of any provision of this Note, nor consent to any departure by either party from it, shall be effective unless it is in writing and signed by the affected party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No failure on the part of a party to exercise, and no delay in exercising, any right under this Note, or any agreement contemplated hereby, shall operate as a waiver hereof by such party, nor shall any single or partial exercise of any right under this Note, or any agreement contemplated hereby, preclude any other or further exercise thereof or the exercise of any other right.

4.4           Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

4.5           Transferability. This Note shall not be transferable in any manner without the express written consent of Issuer, which consent may not be unreasonably withheld.

IN WITNESS WHEREOF, the parties hereto have executed this Note on the date first above written.

B6 SIGMA, INC.

By:
	Name:	Richard Mah
	Title:	Chief Executive Officer

EXHIBIT “A”

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

TO:

The undersigned hereby irrevocably elects to convert $                                                            of the principal amount of the above Note, as well as all accrued but unpaid interest on such converted principal amount as of the date hereof, into shares of common stock, par value $0.001 per share, of B6 Sigma, Inc., Inc. according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Signature:

Name:

Address:

Principal amount to be converted:	$

Principal amount of Note unconverted:	$

Please issue the shares of Common Stock in the following name and to the following address:

Issue to:

Authorized Signature:

Name:

Title:

Phone Number:

Broker DTC Participant Code:

Account Number: